Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$1,143,000.00	100.00%	$1,143,000.00	$81.50(1)

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of $39,055.04 that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333-164694, of which this pricing supplement is a part. After giving effect to the $81.50 registration fee for this offering, $38,973.54 remains available for future offerings. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 485 dated February 24, 2010	Filed pursuant to Rule 424(b)(3)
to Prospectus Supplement and Prospectus dated February 4, 2010	Registration Statement No. 333-164694
relating to the Eksportfinans ASA U.S. Medium-Term Note Program

EKSPORTFINANS ASA

Enhanced Growth Securities
with Contingent Downside Protection & Capped Upside
Linked to the Common Stock of Pfizer, Inc. due March 5, 2012

This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of securities. Prospective investors should read this pricing supplement together with the prospectus supplement and prospectus dated February 4, 2010 for a description of the specific terms and conditions of the particular issuance of securities. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

Issuer: Agent: Principal Amount:

Eksportfinans ASA

Wells Fargo Securities, LLC. The agent may make sales through its affiliates or selling agents.

Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00. The securities are not principal protected.

Maturity Date: Interest: Underlying Stock:

March 5, 2012

We will not pay you interest during the term of the securities.

The return on the securities is linked to the common stock of Pfizer, Inc (CUSIP: 717081103; NYSE symbol: PFE). Pfizer, Inc. has no obligations relating to, and does not sponsor or endorse, the securities.

Payment at Maturity:

The amount you receive at maturity, for each security you own, will depend upon whether a knock-in event occurs during the term of the securities and the change in the price of the Underlying Stock based on the final stock price relative to the initial stock price (calculated as described in this pricing supplement).

If the final stock price is greater than the initial stock price, the payment at maturity per security will be a cash payment equal to the issue price plus an enhanced upside payment based on 1.50 times the percentage increase of the price of the Underlying Stock, not to exceed an amount of $380.00 per security, which will result in a maximum payment at maturity per security of $1,380.00.

If the final stock price is less than or equal to the initial stock price, the payment at maturity per security will equal:

(a)	a cash payment equal to the principal amount of your securities, if a knock-in event has not occurred; or

(b)

for each security you hold 56.1482 shares of the Underlying Stock, multiplied by the share multiplier, which is equal to $1,000.00 divided by the initial stock price (with fractional shares paid in cash), if a knock-in event has occurred.

If a knock-in event has occurred and the final stock price is less than the initial stock price, you will lose some or all of the principal amount of your securities and receive shares of the Underlying Stock instead of a cash payment. The market value on the valuation date of the shares of the Underlying Stock that you will receive on the maturity date will be less than the aggregate principal amount of your securities and could be zero.

The initial stock price will equal the closing price per share of the Underlying Stock on the trade date. A knock-in event will occur if the market price of the Underlying Stock, multiplied by the share multiplier, at any time on any trading day, from the first trading day following the trade date to and including the valuation date, is less than or equal to the knock-in price. The knock-in price equals $13.358, the price that is 25.00% below the initial stock price of $17.81. The valuation date will be the fifth trading day prior to the maturity date and is expected to be February 27, 2012, subject to postponement in the case of a market disruption event.

Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.

Trade Date: Original Issue Date: CUSIP Number:	February 24, 2010 March 1, 2010 282645UN8

     For a detailed description of the terms of the securities, see “Summary Information” beginning on page P-2 and “Specific Terms of the Securities” beginning on page P-18. Defined terms used in this cover page are defined in “Specific Terms of the Securities”.

Investing in the securities involves risks. See “Risk Factors” beginning on page P-13.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Per Security	Total
Maximum Public Offering Price	$1,000.00	$1,143,000.00
Maximum Underwriting Discount and Commission(1)	$22.50	$25,717.50
Maximum Proceeds to Eksportfinans ASA	$977.50	$1,117,282.50

     (1) In addition to the underwriting discount and commission, the public offering price specified above includes structuring and development costs. The underwriting discount and commission and structuring and development costs total $42.68 per $1,000.00 principal amount of the securities. See “Use of Proceeds and Hedging” and “Supplemental Plan of Distribution” in this pricing supplement for further information regarding how we may hedge our obligations under the securities.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

Wells Fargo Securities

The date of this pricing supplement is February 24, 2010

SUMMARY INFORMATION

     This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Enhanced Growth Securities with Contingent Downside Protection & Capped Upside Linked to the Common Stock of Pfizer, Inc. due March 5, 2012 (the securities). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the securities and the tax and other considerations that are important to you in making a decision about whether to invest in the securities. You should carefully review the section “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the securities, to determine whether an investment in the securities is appropriate for you.

     Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to “Eksportfinans”, “we”, “us” and “our” or similar references mean Eksportfinans ASA and its subsidiaries.

What are the securities?

     The securities offered by this pricing supplement will be issued by Eksportfinans and will mature on March 5, 2012. The return on the securities will be linked to the performance of the common stock (the Underlying Stock) of Pfizer, Inc., which we refer to as the Underlying Stock Issuer, and will depend upon whether a knock-in event occurs during the term of the securities and the change in the price of the Underlying Stock on the valuation date based on the final stock price relative to the initial stock price, as described below. The securities will bear no interest and no other payments will be made until maturity.

     As discussed in the accompanying prospectus, the securities are debt securities and are part of a series of debt securities entitled “Medium-Term Notes” that Eksportfinans may issue from time to time. The securities will rank equally with all other unsecured and unsubordinated debt of Eksportfinans. For more details, see “Specific Terms of the Securities” beginning on page P-18.

     Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00. You may transfer only whole securities. Eksportfinans will issue the securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the securities.

Are the securities principal protected?

     No, the securities do not guarantee any return of principal at maturity. If a knock-in event has occurred and the final stock price is less than the initial stock price, you will lose some or all of your principal and receive shares of the Underlying Stock instead of a cash payment. Under these conditions, the market value of the shares of the Underlying Stock you will receive will be worth less than the principal amount and could be worth $0.00; consequently, you will lose some or all of your principal.

What will I receive upon maturity of the securities?

     At maturity, for each security you own, you will receive a cash payment equal to the “maturity payment amount”. The maturity payment amount to which you will be entitled depends on whether a knock-in event occurs during the term of the securities and whether the final stock price (as defined below) is less than the initial stock price (as defined below).

     The maturity payment amount for each security will be determined by the calculation agent as described below:

  If the final stock price is greater than the initial stock price, the maturity payment amount per security will equal the issue price of $1,000.00 per security plus the Enhanced Upside Payment.

  The Enhanced Upside Payment is equal to 1.50 times the Underlying Stock performance times $1,000.00. However, in no event may the Enhanced Upside Payment exceed an amount of $380.00 per security, which will result in a maximum maturity payment amount per security of $1,380.00 (the maximum maturity payment amount).

  The Underlying Stock performance is equal to the percentage increase in the price of the Underlying Stock from the initial stock price to the final stock price, and can be expressed by the following formula:

final stock price – initial stock price
initial stock price

  If the final stock price is less than or equal to the initial stock price, the maturity payment amount per security will equal:
(a)	a cash payment equal to $1,000.00, if a knock-in event has not occurred; or

(b)

56.1482 shares of the Underlying Stock, multiplied by the share multiplier, which is equal to $1,000.00 divided by the initial stock price (with fractional shares paid in cash, calculated as the fractional number of shares multiplied by the final stock price), if a knock-in event has occurred.

     If the payment at maturity is payable in shares of the Underlying Stock and we determine that we are prohibited from delivering shares of the Underlying Stock, or that it would otherwise be unduly burdensome to deliver shares of the Underlying Stock, then on the maturity date, we will pay a cash amount per security equal to the closing price of the Underlying Stock on the valuation date multiplied by the number of shares of the Underlying Stock into which each security is redeemable. Any such determination will be made in our sole discretion.

     If a knock-in event has occurred and the final stock price is less than the initial stock price, you will lose some or all of the principal amount of your securities and receive shares of the Underlying Stock instead of a cash payment. Under these conditions, the market value on the valuation date of the shares of the Underlying Stock that you will receive on the maturity date will be less than the aggregate principal amount of your securities and could be $0.00.

     The initial stock price is $17.81, the closing price per share of the Underlying Stock on the trade date.

     The final stock price will be determined by the calculation agent and will equal the closing price per share of the Underlying Stock multiplied by the share multiplier on the valuation date. If the maturity payment amount includes fractional shares of Underlying Stock, such fractional shares shall be paid in U.S. dollar amounts, calculated as the fractional number of shares multiplied by the final stock price.

     The share multiplier is 1.0, subject to adjustment for certain corporate events relating to the Underlying Stock described in this pricing supplement under “Specific Terms of the Securities – Antidilution Adjustments”.

     A knock-in event will occur if, as determined by the calculation agent, the market price per share of the Underlying Stock, multiplied by the share multiplier, has fallen to or below the knock-in price at any time during regular business hours of the relevant exchange on any trading day from the first trading day following the trade date to and including the valuation date.

     The knock-in price will equal $13.358, the price that is 25.00% below the initial stock price.

     The valuation date is February 27, 2012. However, if that day occurs on a day that is not a trading day or on which the calculation agent has determined that a market disruption event (as defined under “Specific Terms of the Securities — Market Disruption Event” below) has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five business days. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

     The closing price for one share of the Underlying Stock (or one unit of any other security for which a closing price must be determined) on any trading day means:

  if shares of the Underlying Stock (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which shares of the Underlying Stock (or any such other security) are listed or admitted to trading, or if shares of the Underlying Stock (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

     If shares of the Underlying Stock (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the Underlying Stock (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

     If the last reported sale price for shares of the Underlying Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for shares of the Underlying Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Wells Fargo Securities, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

     The market price of the shares of the Underlying Stock at any time during any trading day during the regular business hours of the relevant exchange, is the latest reported sales price of the shares of the Underlying Stock on the relevant exchange at that time, as determined by the calculation agent.

     A trading day means a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, Inc. (NYSE), the NYSE Arca, the Nasdaq Global Market, the Chicago Board Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

     A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the City of New York generally are authorized or obligated by law, regulation or executive order to close.

     The relevant exchange is the primary United States securities exchange or organized market of trading for the shares of the Underlying Stock. If certain events occur as described below under “Specific Terms of the Securities — Antidilution Adjustments”, the relevant exchange will be the exchange or securities market in the United States on which the distribution property (as defined below under “Additional Information— Antidilution Adjustments — Adjustments for Reorganization Events”) that is a listed equity security is principally traded, as determined by the calculation agent. The relevant exchange as of the date of this pricing supplement is the NYSE.

     You should understand that the opportunity to benefit from the possible increase in the price of the Underlying Stock through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum maturity payment amount. The maximum maturity payment amount represents a maximum appreciation on the securities of 38.00% over the principal amount of the securities. If the final stock price is less than the initial stock price but a knock-in event has not occurred, then you will receive the principal amount of $1,000.00. However, if a knock-in event has occurred and the final stock price is less than the initial stock price, the value of the shares of the Underlying Stock you will receive will be worth less than the principal amount and could be worth $0.00; consequently, you will lose some or all of your principal.

Hypothetical Examples

     Set forth below are six hypothetical examples of the calculation of the maturity payment amount based on the following:

     Initial stock price: $17.81

     Knock-in price: $13.358 (25.00% below the initial stock price)

     Maximum maturity payment amount: $1,380.00

     Share multiplier on the valuation date: 1.0

Example 1—The hypothetical final stock price is 60.00% of the initial stock price and a knock-in event has occurred (i.e. at some time during the term of the securities the market price per share of the Underlying Stock traded at or below the knock-in price at any time during the regular business hours of the relevant exchange on any trading day from the first trading day following the trade date to and including the valuation date):

     Hypothetical final stock price: $10.69

		$1,000.00		56 shares of the Underlying Stock
Maturity payment amount (per security) =	(		) =	$0.58 cash in lieu of fractional
		$17.81		shares

     Since a knock-in event has occurred and the hypothetical final stock price is less than the initial stock price, the maturity payment amount per security would be equal to 56 shares of the Underlying Stock and a cash payment of $0.58 in lieu of fractional shares with an aggregate market value on the maturity date equal to $600.00, representing a 40.00% loss of the principal amount of your security.

     Note that, in this example, the hypothetical final stock price is not only less than the initial stock price, it is also less than the knock-in price. The knock-in event could have occurred at any time during the regular business hours of the relevant exchange on any trading day from the first trading day following the trade date to and including the valuation date.

Example 2—The hypothetical final stock price is 90.00% of the initial stock price and a knock-in event has occurred (i.e. at some time during the term of the securities the market price per share of the Underlying Stock traded at or below the knock-in price at any time during the regular business hours of the relevant exchange on any trading day from the first trading day following the trade date to and including the valuation date):

     Hypothetical final stock price: $16.03

		$1,000.00		56 shares of the Underlying Stock
Maturity payment amount (per security) =	(		) =	$0.87 cash in lieu of fractional
		$17.81		shares

     Since a knock-in event has occurred and the hypothetical final stock price is less than the initial stock price, the maturity payment amount per security would be 56 shares of the Underlying Stock and a cash payment of $0.87 in lieu of fractional shares with an aggregate market value on the maturity date equal to $900.00, representing a 10.00% loss of the principal amount of your security.

     Note that, in this example, the hypothetical final stock price is higher than the knock-in price but less than the initial stock price. This example illustrates the scenario in which a knock-in event occurs during the term of the securities and the maturity payment amount is payable in shares of the Underlying Stock worth less than the principal amount per security even though, subsequent to the occurrence of a knock-in event, the Underlying Stock recovers some but not all of its decline in value such that, on the valuation date, the hypothetical final stock price is less than the initial stock price.

Example 3—The hypothetical final stock price is 90.00% of the initial stock price and a knock-in event has not occurred:

     Hypothetical final stock price: $16.03

     Maturity payment amount (per security) = $1,000.00

     Since a knock-in event has not occurred, you will receive the maturity payment amount per security even though the hypothetical final stock price is less than the initial stock price.

Example 4—The hypothetical final stock price is 110.00% of the initial stock price and a knock-in event has occurred (i.e. at some time during the term of the securities the market price per share of the Underlying Stock traded at or below the knock-in price at any time during the regular business hours of the relevant exchange on any trading day from the first trading day following the trade date to and including the valuation date):

     Hypothetical final stock price: $19.59

          Enhanced Upside Payment = 1.50 × Underlying Stock performance × $1,000.00

19.59 – 17.81
= 1.50	×	(		)	×	$1,000.00 = $150.00
17.81

          Maturity payment amount (per security) = $1,000.00 + Enhanced Upside Payment

= $1,000.00 + $150.00 = $1,150.00

     Since the hypothetical final stock price is greater than the initial stock price, you would receive the principal amount of $1,000.00 plus 1.50 times the amount of the percentage change in the price of the Underlying Stock times $1,000.00, subject to the maximum maturity payment amount of $1,380.00. Since the maturity payment amount in this example is less than the maximum maturity payment amount, your total cash payment at maturity would be $1,150.00 per security, representing a 15.00% return above the principal amount of your securities.

Example 5—The hypothetical final stock price is 110.00% of the initial stock price and a knock-in event has not occurred):

     Hypothetical final stock price: $19.59

          Enhanced Upside Payment = 1.50 × Underlying Stock performance × $1,000.00

19.59 – 17.81
= 1.50	×	(		)	×	$1,000.00 = $150.00
17.81

          Maturity payment amount (per security) = $1,000.00 + Enhanced Upside Payment

= $1,000.00 + $150.00 = $1,150.00

     Since the hypothetical final stock price is greater than the initial stock price, you would receive the principal amount of $1,000.00 plus 1.50 times the amount of the percentage change in the price of the Underlying Stock times $1,000.00, subject to the maximum maturity payment amount of $1,380.00. Since the maturity payment amount in this example is less than the maximum maturity payment amount, your total cash payment at maturity would be $1,150.00 per security, representing a 15.00% return above the principal amount of your securities.

Example 6—The hypothetical final stock price is 140.00% of the initial stock price and a knock-in event has not occurred:

     Hypothetical final stock price: $24.93

          Enhanced Upside Payment = 1.50 × Underlying Stock performance × $1,000.00

24.93 – 17.81
= 1.50	×	(		)	×	$1,000.00 = $600.00
17.81

          Maturity payment amount (per security) = $1,000.00 + Enhanced Upside Payment

= $1,000.00 + $600.00 = $1,600.00

     Since the hypothetical final stock price is greater than the initial stock price, the maturity payment amount that you will receive at maturity will be equal to the principal amount of $1,000.000 plus 1.50 times the amount of the percentage change in the price of the Underlying Stock times $1,000.00 per security, subject to the maximum maturity payment amount of $1,380.00. Although the calculation of the maturity payment amount without taking into account the maximum maturity payment amount would generate a result of $1,600.00 per security, the maturity payment amount would be limited to $1,380.00 per security, representing a 38.00% total return, because the payment on the securities at maturity may not exceed the maximum maturity payment amount.

Hypothetical Returns

     The following table illustrates, for the initial stock price and a range of hypothetical final stock prices:

  the hypothetical maturity payment amount per security;

  the knock-in price;

  the hypothetical percentage change from the initial stock price to the hypothetical final stock price;

  whether or not a knock-in event has occurred; and

  the hypothetical total rate of return to beneficial owners of the securities.

     The figures below are for purposes of illustration only. The actual maturity payment amount will depend on the actual initial and final stock prices and whether or not a knock-in event occurs during the term of the securities, each determined by the calculation agent as described in this pricing supplement.

		A knock-in event has occurred		A knock-in event has not occurred
Hypothetical final stock price	Hypothetical return of the Underlying Stock	Hypothetical return at maturity (%)	Hypothetical total return at maturity (%)(1)	Hypothetical return at maturity (%)	Hypothetical total return at maturity(1)
$12.47	-30.00%	-30.00%	$700.00	-	-
$13.00	-27.00%	-27.00%	$730.00	-	-
$13.358(2)	-25.00%	-25.00%	$750.00	0.00%	$1,000.00
$14.07	-21.00%	-21.00%	$790.00	0.00%	$1,000.00
$14.60	-18.00%	-18.00%	$820.00	0.00%	$1,000.00
$15.14	-15.00%	-15.00%	$850.00	0.00%	$1,000.00
$15.67	-12.00%	-12.00%	$880.00	0.00%	$1,000.00
$16.21	-9.00%	-9.00%	$910.00	0.00%	$1,000.00
$16.74	-6.00%	-6.00%	$940.00	0.00%	$1,000.00
$17.28	-3.00%	-3.00%	$970.00	0.00%	$1,000.00
$17.81(3)	0.00%	0.00%	$1,000.00	0.00%	$1,000.00
$18.34	3.00%	4.50%	$1,045.00	4.50%	$1,045.00
$18.88	6.00%	9.00%	$1,090.00	9.00%	$1,090.00
$19.41	9.00%	13.50%	$1,135.00	13.50%	$1,135.00
$19.95	12.00%	18.00%	$1,180.00	18.00%	$1,180.00
$20.48	15.00%	22.50%	$1,225.00	22.50%	$1,225.00
$21.02	18.00%	27.00%	$1,270.00	27.00%	$1,270.00
$21.55	21.00%	31.50%	$1,315.00	31.50%	$1,315.00
$22.08	24.00%	36.00%	$1,360.00	36.00%	$1,360.00
$22.62	27.00%	38.00%	$1,360.00	38.00%	$1,380.00
$23.15	30.00%	38.00%	$1,380.00	38.00%	$1,380.00

(1)	Based on a maximum maturity payment amount of $1,380.00.
(2)	This is the knock-in price.
(3)	This is the initial stock price.

The returns at maturity specified above are not annualized rates of return but rather actual returns over the term of the security and, in the case of the Underlying Stock, do not take into account dividends, if any, paid on the Underlying Stock or any transaction fees and expenses.

     The following graph sets forth the return at maturity for a range of final stock prices, based on a maximum maturity payment amount of $1,380.00 per $1,000.00 security (38.00% over the principal amount).

Return Profile of Enhanced Growth Securities vs. the Underlying Stock

Who should or should not consider an investment in the securities?

     We have designed the securities for investors who seek exposure to the Underlying Stock who believe that the stock price will increase over the term of the securities and who want to participate in 1.50 times the possible appreciation of the Underlying Stock (measured by the percentage change in the price of the Underlying Stock based on the final stock price relative to the initial stock price), subject to the maximum maturity payment amount of 38.00% over the principal amount of the securities; who understand that, if the final stock price is less than or equal to the initial stock price and a knock-in event has occurred, they will lose money on their investment and they should be willing to risk up to 100.00% of their principal, and who are willing to hold their securities until maturity.

     The securities are not designed for, and may not be a suitable investment for, investors who are unable or unwilling to hold the securities to maturity, who seek principal protection for their investment and who are unwilling to make an investment exposed to any downside performance risk of the Underlying Stock. This may not be a suitable investment for investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

What will I receive if I sell the securities prior to maturity?

     The market value of the securities may fluctuate during the term of the securities. Several factors and their interrelationship will influence the market value of the securities, including the market price per share of the Underlying Stock, dividend yields on the Underlying Stock, the time remaining to maturity of the securities, interest and yield rates in the market and the volatility of the market price per share of the Underlying Stock. If you sell your securities prior to maturity, you may have to sell them at a discount to the principal amount of the securities. Depending on the impact of these factors, you may receive less than $1,000.00 per security from any sale of your securities before the maturity date of the securities and less than what you would have received had you held the securities until maturity. For more details, see “Risk Factors — Many factors affect the market value of the securities” on page P-14.

Who is Pfizer, Inc.?

     According to publicly available information, Pfizer, Inc. is a research-based, global pharmaceutical company. Pfizer, Inc. discovers, develops, manufactures and markets leading prescription medicines for humans and animals. Pfizer, Inc. was incorporated under the laws of the State of Delaware on June 2, 1942. Pfizer, Inc. operates in two business segments: Pharmaceutical and Animal Health, and also operates several other businesses, including the manufacture of gelatin capsules, contract manufacturing and bulk pharmaceutical chemicals. You should independently investigate the Underlying Stock Issuer and decide whether an investment in the securities linked to the Underlying Stock is appropriate for you.

     Because the Underlying Stock is registered under the Securities Exchange Act of 1934, as amended (the Exchange Act), the Underlying Stock Issuer is required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the SEC). Information provided to or filed with the SEC by the Underlying Stock Issuer can be located by reference to SEC file number 001-03619 and inspected at the SEC's public reference facilities or accessed over the Internet through the SEC's website. The address of the SEC's website is http://www.sec.gov. In addition, information regarding the Underlying Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information. For further information, please see the section entitled “The Underlying Stock — The Underlying Stock Issuer” in this pricing supplement.

What is the Underlying Stock Issuer's role in the securities?

     The Underlying Stock Issuer has no obligations relating to the securities or amounts to be paid to you, including no obligation to take the needs of Eksportfinans or of holders of the securities into consideration for any reason. The Underlying Stock Issuer will not receive any of the proceeds of the offering of the securities, is not responsible for, and has not participated in, the offering of the securities and is not responsible for, and will not participate in, the determination or calculation of the maturity payment amount. Eksportfinans is not affiliated with the Underlying Stock Issuer.

How has the Underlying Stock performed historically?

     You can find a table with the high intra-day, low intra-day and quarter-end closing prices per share of the Underlying Stock during each calendar quarter from the second calendar quarter of 2004 to the present in the section entitled “The Underlying Stock — Historical Data” in this pricing supplement. We obtained the historical information from Bloomberg Financial Markets, without independent verification. You should not take the past performance of the Underlying Stock as an indication of how the Underlying Stock will perform in the future.

What about taxes?

     The treatment of the securities for United States federal income tax purposes is uncertain. We and, by purchasing a security, you agree, in the absence of a change in law, an administrative determination or a judicial ruling to the contrary, to characterize the securities for all tax purposes as pre-paid derivative contracts linked to the price of the Underlying Stock. Under this characterization of the securities, you generally should recognize capital gain or loss upon the sale or maturity of your securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for the securities.

     For further discussion, see “Supplemental Tax Considerations” below and “Taxation in the United States” in the accompanying prospectus supplement and prospectus.

Will the securities be listed on a stock exchange?

     The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. Accordingly, if you sell your securities prior to maturity, you may have to sell them at a substantial loss. You should review the section entitled “Risk Factors — There may not be an active trading market for the securities” in this pricing supplement.

Are there any risks associated with my investment?

     Yes, an investment in the securities is subject to significant risks, including the risk of loss of your principal. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page P-13.

RISK FACTORS

     An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors — Risks related to index linked notes or notes linked to certain assets” in the accompanying prospectus supplement. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the Underlying Stock to which your securities are linked. You should carefully consider whether the securities are suited to your particular circumstances.

Your investment may result in a loss of some or all of your principal

     Unlike standard senior non-callable debt securities, the securities do not guarantee the return of the principal amount at maturity. With an investment in the securities, you bear the risk of losing some or all of the value of your principal if a knock-in event occurs during the term of the securities and the final stock price is less than the initial stock price. Under these circumstances, at maturity, for each security you hold, the maturity payment amount that you will receive will be shares of the Underlying Stock equal to the principal amount divided by the initial stock price. Accordingly, if a knock-in event has occurred during the term of the securities (i.e., the market price per share of the Underlying Stock has declined to or below the knock-in price during the term of the securities) and the final stock price is less than the initial stock price, you will lose some or all of the value of the principal amount of your securities and you will receive shares of the Underlying Stock, which may be worth $0.00, instead of a cash payment.

You will not receive interest payments on the securities

     You will not receive any periodic interest payments on the securities or any interest payment at maturity. Your payment at maturity will depend on the percentage change in the price of the Underlying Stock based on the final stock price relative to the initial stock price.

Your yield may be lower than the yield on a standard debt security of comparable maturity

     The yield that you will receive on your securities, which could be negative if a knock-in event occurs and the final stock price is less than the initial stock price, may be less than the return you could earn on other investments. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Eksportfinans with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike conventional senior non-callable debt securities, the securities do not guarantee the return of all of the principal amount at maturity. In addition, no interest will be paid during the term of your securities.

Your return is limited and will not reflect the return of owning shares of the Underlying Stock

     You should understand that the opportunity to participate in the possible appreciation in the price of the Underlying Stock through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum maturity payment amount. The maximum maturity payment amount represents a maximum appreciation on the securities of 38.00% over the principal amount of the securities. Although any positive return on the securities is based on 1.50 times the Underlying Stock performance, in no event will the amount you receive at maturity be greater than the maximum maturity payment amount of $1,380.00 per security. However, if a knock-in event has occurred and the final stock price is less than or equal to the initial stock price, you will lose some or all of your principal.

Owning the securities is not the same as owning the Underlying Stock

     The return on your securities will not reflect the return you would realize if you actually owned and held shares of the Underlying Stock for a similar period. First, because the maturity payment amount will be determined based on the performance of the Underlying Stock, the return on the securities will not take into account the value of any dividends that may be paid on the shares of the Underlying Stock. Second, as a holder of the securities, you will not be entitled to receive any dividend payments or other distributions on the shares of the Underlying Stock, nor will you have voting rights or any other rights that holders of shares of the Underlying Stock may have. If the return on the Underlying Stock over the term of the securities exceeds the principal amount of the securities and the interest payments you receive, your return on the securities at maturity will be less than the return on a direct investment in the Underlying Stock without taking into account taxes and other costs related to such a direct investment. If the price of the shares of the Underlying Stock increases above the initial stock price during the term of the securities, the market value of the securities will not increase by the same amount. It is also possible for the price of the shares of the Underlying Stock to increase while the market value of the securities declines. The return on your investment in the securities may differ from the return you might earn on a direct investment in a mutual fund or other pooled investment over a similar period.

There may not be an active trading market for the securities

     The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. The development of a trading market for the securities will depend on our financial performance and other factors such as the increase, if any, in the market price per share of the Underlying Stock. Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for the securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a discount from the initial public offering price, and, as a result, you may suffer substantial losses.

     Wells Fargo Securities, LLC and its broker-dealer affiliates currently intend to make a market for the securities, although they are not required to do so and may stop any such market-making activities at any time. As market makers, trading of the securities may cause Wells Fargo Securities, LLC or its broker-dealer affiliates to have long or short positions in the securities. The supply and demand for the securities, including inventory positions of market makers, may affect the secondary market for the securities.

Many factors affect the market value of the securities

     The market value of the securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the securities caused by another factor and that the effect of one factor may compound the decrease in the market value of the securities caused by another factor. We expect that the market value of the securities will depend substantially on the market price per share of the Underlying Stock at any time during the term of the securities relative to the initial stock price.

     If you choose to sell your securities when the market price per share of the Underlying Stock exceeds the initial stock price, you may receive substantially less than the amount that would be payable at maturity based on this level because of the expectation that the market price per share of the Underlying Stock will continue to fluctuate until the final stock price is determined. We believe that other factors that may also influence the value of the securities include:

  the volatility (frequency and magnitude of changes in market price) of the shares of the Underlying Stock and, in particular, market expectations regarding the volatility of the shares of the Underlying Stock;

  interest rates generally as well as changes in interest rates and the yield curve;

  the dividend yields of the common stocks held by the Underlying Stock;

  our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;

  changes that affect the Underlying Stock, such as additions, deletions or substitutions;

  the time remaining to maturity; and

  geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions may affect the market price per share of the Underlying Stock.

We have no affiliation with the Underlying Stock Issuer and are not responsible for its public disclosure of information

     We are not affiliated with the Underlying Stock Issuer in any way and have no ability to control or predict its actions, including any corporate actions of the type that would require the calculation agent to adjust the maturity payment amount, and have no ability to control the public disclosure of these corporate actions or any events or circumstances affecting them. The Underlying Stock Issuer is not involved in the offer of the securities in any way and has no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of your securities.

     Each security is an unsecured debt obligation of Eksportfinans only and is not an obligation of the Underlying Stock Issuer. None of the money you pay for your securities will go to the Underlying Stock Issuer. Since the Underlying Stock Issuer is not involved in the offering of the securities in any way, it has no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of your securities. The Underlying Stock Issuer may take actions that will adversely affect the market value of the securities.

     We have derived the information about the Underlying Stock Issuer and the Underlying Stock in this pricing supplement from publicly available information, without independent verification. We do not assume any responsibility for the adequacy or accuracy of the information about the Underlying Stock or the Underlying Stock Issuer contained in this pricing supplement. You, as an investor in the securities, should make your own investigation into the Underlying Stock and the Underlying Stock Issuer.

Historical performance of the Underlying Stock should not be taken as an indication of its future performance during the term of the securities

     It is impossible to predict whether the market price of the Underlying Stock will rise or fall. The Underlying Stock has performed differently in the past and is expected to perform differently in the future. The market price of the Underlying Stock will be influenced by complex and interrelated political, economic, financial and other factors that can affect the Underlying Stock Issuer. You should refer to “The Underlying Stock” beginning on page P-24 for a description of the Underlying Stock Issuer and historical data on the Underlying Stock.

You have limited antidilution protection

     Wells Fargo Securities, LLC, as calculation agent for your securities, will, in its sole discretion, adjust the share multiplier for certain events affecting the Underlying Stock, such as stock splits and stock dividends, and certain other corporate actions involving the Underlying Stock Issuer, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the Underlying Stock. For example, the calculation agent is not required to make any adjustments to the share multiplier if the Underlying Stock Issuer or anyone else makes a partial tender or partial exchange offer for the Underlying Stock. Consequently, this could affect the calculation of the maturity payment amount and the market value of the securities. You should refer to “Specific Terms of the Securities — Antidilution Adjustments” beginning on page P-22 for a description of the general circumstances in which the calculation agent will make adjustments to the share multiplier.

Hedging transactions may affect the return on the securities

     As described below under “Use of Proceeds and Hedging” on page P-36, we through one or more hedging counterparties may hedge our obligations under the securities by purchasing shares of the Underlying Stock, futures or options on the Underlying Stock or other derivative instruments with returns linked or related to changes in the market price of the shares of the Underlying Stock, and may adjust these hedges by, among other things, purchasing or selling shares of the Underlying Stock, or futures, options, or other derivative instruments with returns linked to the Underlying Stock at any time. Although they are not expected to, any of these hedging activities may adversely affect the trading price of the shares of the Underlying Stock and, therefore, the market value of the securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the securities declines.

The inclusion of the underwriting discount and structuring and development costs in the initial public offering price of the securities and certain hedging costs are likely to affect the price at which you can sell your securities

     Assuming no change in market conditions or any other relevant factors, the price, if any, at which Wells Fargo Securities, LLC is willing to purchase the securities in secondary market transactions will likely be lower than the initial public offering price. The initial public offering price includes, and secondary market prices are likely to exclude, the underwriting discount and commission paid in connection with the initial distribution and the structuring and development costs. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by Wells Fargo Securities, LLC, as a result of dealer discounts, mark-ups or other transactions.

Potential conflicts of interest could arise

     Wells Fargo Securities, LLC and its affiliates expect to engage in trading activities related to the Underlying Stock, including hedging transactions for their proprietary accounts, for other accounts under their management or to facilitate transactions on behalf of customers. Any of these activities could adversely affect the value of the Underlying Stock and, therefore, the market value of the securities and payment at maturity. Wells Fargo Securities, LLC may also issue or underwrite securities or financial or derivative instruments with returns linked to changes in the price of the Underlying Stock. These trading activities may present a conflict between your interest in your securities and the interests that Wells Fargo Securities, LLC and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the market price of the Underlying Stock, could be adverse to your interests as a holder of the securities.

     Affiliates of the agent may presently or from time to time engage in business with the Underlying Stock Issuer. This business may include extending loans to, or making equity investments in, the Underlying Stock Issuer or providing advisory services to the Underlying Stock Issuer, including merger and acquisition advisory services. In the course of business, affiliates of the agent may acquire non-public information relating to the Underlying Stock Issuer and, in addition, one or more affiliates of the agent may publish research reports about the Underlying Stock Issuer. The agent does not make any representation to any purchasers of the securities regarding any matters whatsoever relating to the Underlying Stock Issuer. Any prospective purchaser of the securities should undertake an independent investigation of the Underlying Stock Issuer as in its judgment is appropriate to make an informed decision regarding an investment in the securities.

The calculation agent may postpone the valuation date and, therefore, determination of the final stock price and the maturity date if a market disruption event occurs on the valuation date

     The valuation date and, therefore, determination of the final stock price may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date with respect to the Underlying Stock. If a postponement occurs, the calculation agent will use the closing value of the Underlying Stock on the next succeeding trading day on which no market disruption event occurs or is continuing as the final stock price. As a result, the maturity date for the securities would be postponed. You will not be entitled to compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the value of the Underlying Stock after the valuation date. See “Specific Terms of the Securities — Market Disruption Event” beginning on page P-21.

Tax consequences are uncertain

     The federal income tax treatment of the securities is uncertain and the Internal Revenue Service (the IRS) could assert that the securities should be taxed in a manner that is different than described in this pricing supplement. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the notes. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the notes. For example, as discussed further below, on December 7, 2007, the IRS issued a notice indicating that it and the Treasury Department (the Treasury) are actively considering whether, among other issues, you should be required to accrue ordinary income over the term of an instrument such as the securities even though you will not receive any payments with respect to the security until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

     In addition, one member of the House of Representatives introduced a bill on December 19, 2007 that, if enacted, would have required holders of instruments such as the securities purchased after the bill is enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar bill will be re-introduced or enacted in the future and whether any such bill would affect the tax treatment of your securities.

     You should consult your tax advisor as to the tax consequences of investing in the securities, significant aspects of which are uncertain. See “Supplemental Tax Considerations” on page P-34.

SPECIFIC TERMS OF THE SECURITIES

Issuer:	Eksportfinans ASA

Specified Currency:	U.S. dollars

Principal Amount: Aggregate Principal Amount: Agent:	$1,000.00 $1,143,000.00 Wells Fargo Securities, LLC The agent may make sales through its affiliates or selling agents.

Agent acting in the capacity as:	Principal

Trade Date:	February 24, 2010

Original Issue Date:	March 1, 2010

Maturity Date:	March 5, 2012. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

Valuation Date:

February 27, 2012. However, if that day occurs on a day that is not a trading day or on which the calculation agent has determined that a market disruption event has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five business days. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

Underlying Stock:

The return on the securities, in excess of the principal amount, is linked to the common stock of Pfizer, Inc. (CUSIP: 717081103; NYSE symbol: PFE). Pfizer, Inc. has no obligations relating to, and does not sponsor or endorse, the securities.

Payment at Maturity:

At maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled depends on whether a knock-in event has occurred during the term of the securities and on the change in the price of the Underlying Stock based on the final stock price relative to the initial stock price.

The maturity payment amount for each security will be determined by the calculation agent as described below:

  If the final stock price is greater than the initial stock price, the maturity payment amount per security will be a cash payment equal to the issue price of $1,000.00 per security plus the Enhanced Upside Payment.

  If the final stock price is less than or equal to the initial stock price, the maturity payment amount per security will equal:

  (a) a cash payment equal to $1,000.00, if a knock-in event has not occurred; or

(b) 56.1482 shares of the Underlying Stock, multiplied by the share multiplier, which is equal to $1,000.00 divided by the initial stock price (with fractional shares paid in cash, calculated as the fractional number of shares multiplied by the final stock price), if a knock-in event has occurred.

If a knock-in event has occurred and the final stock price is less than the initial stock price, you will lose some or all of the principal amount of your securities and receive shares of the Underlying Stock instead of a cash payment. Under these conditions, the market value on the valuation date of the shares of the Underlying Stock that you will receive on the maturity date will be less than the aggregate principal amount of your securities and could be $0.00.

You should understand that the opportunity to benefit from the possible increase in the price of the Underlying Stock through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum maturity payment amount. The maximum maturity payment amount represents a maximum appreciation on the securities of 38.00% over the principal amount of the securities. If the final stock price is less than the initial stock price but a knock-in event has not occurred, then you will receive the principal amount of $1,000.00. However, if a knock-in event has occurred and the final stock price is less than the initial stock price, the value of the shares of the Underlying Stock you will receive will be worth less than the principal amount and could be worth $0.00; consequently, you will lose some or all of your principal.

If any payment is due on the securities on a day which is not a day on which commercial banks settle payments in the City of New York, then such payment may be made on the next day that is a day on which commercial banks settle payments in the City of New York, in the same amount and with the same effect as if paid on the original due date.

Initial Stock Price:	17.81, the closing price per share of the Underlying Stock on the trade date.

Final Stock Price:	The closing price per share of the Underlying Stock multiplied by the share multiplier on the valuation date, as determined by the calculation agent.

Closing Price:

The closing price for one share of the Underlying Stock (or one unit of any other security for which a closing price must be determined) on any trading day means:

  if shares of the Underlying Stock (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which shares of the Underlying Stock (or any such other security) are listed or admitted to trading, or if shares of the Underlying Stock (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If shares of the Underlying Stock (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the Underlying Stock (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price for shares of the Underlying Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for shares of the Underlying Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Wells Fargo Securities, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

Market Price:

The market price of the Underlying Stock at any time during any trading day during the regular business hours of the relevant exchange, will be the latest reported sales price of the Underlying Stock on the relevant exchange at that time, as determined by the calculation agent.

Relevant Exchange:

The primary United States securities exchange or organized market of trading for the Underlying Stock. If a reorganization event has occurred, the relevant exchange will be the stock exchange or securities market in the United States on which the distribution property (as defined below under “Additional Information —Antidilution Adjustments — Adjustments for Reorganization Events”) that is a listed equity security is principally traded, as determined by the calculation agent. The relevant exchange as of the date of this pricing supplement is the NYSE.

Enhanced Upside Payment:

1.50 times the Underlying Stock performance times $1,000.00. However, in no event may the Enhanced Upside Payment exceed an amount of $380.00 per security, which will result in a maximum maturity payment amount per security of $1,380.00 (the maximum maturity payment amount).

Underlying Stock Performance:	The percentage increase in the price of the Underlying Stock from the initial stock price to the final stock price, and can be expressed by the following formula:

final stock price – initial stock price initial stock price

Knock-in Event:

A knock-in event will occur if, as determined by the calculation agent, the market price per share of the Underlying Stock, multiplied by the share multiplier, has fallen to or below the knock-in price at any time during regular business hours of the relevant exchange on any trading day from the first trading day following the trade date to and including the valuation date.

Knock-in Price:	$13.358, the price that is 25.00% below the initial stock price.

Share Multiplier:	1.0, subject to adjustment for certain corporate events relating to the Underlying Stock described in this pricing supplement under “Specific Terms of the Securities – Antidilution Adjustments”.

Market Disruption Event:

A market disruption event means the occurrence or existence of any of the following events:

  a suspension, absence or material limitation of trading in shares of the Underlying Stock on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

  a suspension, absence or material limitation of trading in option or futures contracts relating to shares of the Underlying Stock, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

  the shares of the Underlying Stock do not trade on the NYSE Arca, the NASDAQ Global Market or what was the primary market for shares of the Underlying Stock, as determined by the calculation agent in its sole discretion; or

  any other event, if the calculation agent determines in its sole discretion that the event materially interferes with the ability of Wells Fargo Securities, LLC or the ability of any of its hedge counterparties to unwind all or a material portion of a hedge with respect to the securities that Wells Fargo Securities, LLC or its hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging”.

The following events will not be market disruption events:

  a limitation on the hours or number of days of trading in shares of the Underlying Stock on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

  a decision to permanently discontinue trading in the option or futures contracts relating to shares of the Underlying Stock.

For this purpose, a “suspension, absence or material limitation of trading” in the primary securities market on which option or futures contracts relating to shares of the Underlying Stock, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to shares of the Underlying Stock, if available, in the primary market for those contracts, by reason of any of:

  a price change exceeding limits set by that market;

  an imbalance of orders relating to those contracts; or

  a disparity in bid and asked quotes relating to those contacts;

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the Underlying Stock in the primary market for those contracts.

Antidilution Adjustments:

The share multiplier is subject to adjustment by the calculation agent as a result of the dilution and reorganization adjustments described in this pricing supplement under “Additional Information — Antidilution Adjustments”. We describe the risks relating to dilution above under “Risk Factors — You have limited antidilution protection” on page P-16.

Calculation Agent:

Wells Fargo Securities, LLC will serve as the calculation agent. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent a determination of a manifest error, will be conclusive for all purposes and binding on the holders and beneficial owners of the securities.

Business Day:

For purposes of this issuance, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:

A day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, the NYSE Arca, the Nasdaq Global Market, the Chicago Board Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Tax Redemption:	No

Additional Amounts Payable:	No

Authorized Denominations:	$1,000.00 and integral multiples of $1,000.00 in excess thereof

Form of Securities:	Book-entry

Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.

Events of Default and Acceleration:

If the maturity of the securities is accelerated upon an event of default under the indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be the redemption amount calculated as if the date of declaration of acceleration were the valuation date.

     The securities are not renewable notes, amortizing notes or zero coupon notes, each as described in the prospectus supplement. In addition, there is no optional redemption or extension of maturity in connection with the securities.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

     You should read this pricing supplement together with the prospectus dated February 4, 2010, as supplemented by the prospectus supplement dated February 4, 2010 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying prospectus supplement dated February 4, 2010, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

     You may access the prospectus dated February 4, 2010, as supplemented by the prospectus supplement dated February 4, 2010, on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

     http://sec.gov/Archives/edgar/data/700978/000095012310008669/u08181fv3asr.htm

     Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.

THE UNDERLYING STOCK

The Underlying Stock Issuer

     Provided below is a brief description of the Underlying Stock Issuer obtained from publicly available information published by the Underlying Stock Issuer.

     Pfizer, Inc. is a research-based, global pharmaceutical company. Pfizer, Inc. discovers, develops, manufactures and markets leading prescription medicines for humans and animals. Pfizer, Inc. was incorporated under the laws of the State of Delaware on June 2, 1942. Pfizer, Inc. operates in two business segments: Pharmaceutical and Animal Health, and also operates several other businesses, including the manufacture of gelatin capsules, contract manufacturing and bulk pharmaceutical chemicals.

     Information about the Underlying Stock may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents, as well as from the Underlying Stock Issuer's website. We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the Underlying Stock Issuer with the SEC.

     The Underlying Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically financial and other information specified by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. In addition, information filed by the Underlying Stock Issuer with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the Underlying Stock Issuer under the Exchange Act can be located by reference to SEC file number 001-03619.

     This pricing supplement relates only to the securities and does not relate to the Underlying Stock. We have derived the information about the Underlying Stock Issuer in this pricing supplement from publicly available documents, without independent verification. We have not participated in the preparation of any of the documents or made any “due diligence” investigation or any inquiry of the Underlying Stock Issuer in connection with the offering of the securities. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Underlying Stock Issuer contained in this pricing supplement. Furthermore, we do not know whether the Underlying Stock Issuer have disclosed all events occurring before the date of this pricing supplement – including events that could affect the accuracy or completeness of the publicly available documents referred to above, the initial stock price, the market prices of the Underlying Stock, whether the final stock price is less than or equal to the threshold price and, therefore, whether you receive shares (and the value of those shares) of the Underlying Stock upon the maturity of the securities. You, as an investor in the securities, should make your own investigation of the Underlying Stock Issuer.

Historical Data

     The Underlying Stock is listed on the relevant exchange under the symbol “PFE”. The following table sets forth the high intra-day, low intra-day and quarter-end closing prices per share (in U.S. dollars) for the Underlying Stock at the end of each quarter from January 1, 2004, through December 31, 2009 and the period from January 1, 2010 to February 24, 2010. On February 24, 2010, the closing price for the Underlying Stock was $17.81. The closing prices listed below were obtained from Bloomberg Financial Markets without independent verification. The historical prices of the Underlying Stock should not be taken as an indication of future performance, and no assurance can be given that the price of the Underlying Stock will not decrease such that you would receive less than the principal amount of your securities at maturity.

Quarterly High, Low and Quarter-End Closing Price of the Underlying Stock

Quarter-Start Date	Quarter-End Date	High Intra-Day Price of the Underlying Stock	Low Intra-Day Price of the Underlying Stock	Quarter-End Closing Price of the Underlying Stock

01/01/2004	03/31/2004	38.85	33.70	35.05
04/01/2004	06/30/2004	37.62	33.82	34.28
07/01/2004	09/30/2004	34.16	29.62	30.60
10/01/2004	12/31/2004	31.30	24.29	26.89

01/01/2005	03/31/2005	27.18	23.86	26.27
04/01/2005	06/30/2005	28.90	25.93	27.58
07/01/2005	09/30/2005	27.60	24.80	24.97
10/01/2005	12/31/2005	25.29	20.62	23.32

01/01/2006	03/31/2006	26.60	23.78	24.92
05/16/2006	06/30/2006	25.54	22.64	23.47
07/01/2006	09/30/2006	28.47	22.41	28.36
10/01/2006	12/31/2006	28.41	24.80	25.90

01/01/2007	03/31/2007	27.22	24.70	25.26
04/01/2007	06/30/2007	27.68	25.34	25.57
07/02/2007	09/30/2007	26.08	23.39	24.43
10/01/2007	12/31/2007	25.58	22.30	22.73

01/01/2008	03/31/2008	24.08	20.50	20.93
04/01/2008	06/30/2008	21.51	17.17	17.47
07/01/2008	09/30/2008	19.97	17.17	18.44
10/01/2008	12/31/2008	19.00	14.45	17.71

01/01/2009	03/31/2009	18.27	11.66	13.62
04/01/2009	06/30/2009	15.34	13.04	15.00
07/01/2009	09/30/2009	16.86	14.20	16.55
10/01/2009	12/31/2009	18.85	16.15	18.19

01/01/2010	02/24/2010	20.00	17.67	17.81

ADDITIONAL INFORMATION

Antidilution Adjustments

     The share multiplier is subject to adjustment by the calculation agent as a result of the dilution and reorganization adjustments described in this section. The adjustments described below do not cover all events that could affect the market value of your securities. We describe the risks relating to dilution above under “Risk Factors — You have limited antidilution protection” on page P-16.

How adjustments will be made

     If one of the events described below occurs with respect to the Underlying Stock and the calculation agent determines that the event has a dilutive or concentrative effect on the market price of the Underlying Stock, the calculation agent will calculate a corresponding adjustment to the share multiplier as the calculation agent deems appropriate to account for that dilutive or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the share multiplier will be adjusted by the calculation agent by multiplying the existing share multiplier by a fraction whose numerator is the number of shares of the Underlying Stock outstanding immediately after the stock split and whose denominator is the number of shares of the Underlying Stock outstanding immediately prior to the stock split. Consequently, the share multiplier will be adjusted to double the prior share multiplier, due to the corresponding decrease in the market price of the Underlying Stock.

     The calculation agent will also determine the effective date of that adjustment, and the replacement of the Underlying Stock, if applicable, in the event of consolidation or merger or certain other events in respect of the Underlying Stock Issuer. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee and the issuing and paying agent, stating the adjustment to the share multiplier. The calculation agent will not be required to make any adjustments to the share multiplier after the close of business on the fifth trading day immediately prior to the maturity date. In no event, however, will an antidilution adjustment to the share multiplier during the term of the securities be deemed to change the principal amount per security.

     If more than one event requiring adjustment occurs with respect to the Underlying Stock, the calculation agent will make an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having made an adjustment for the first event, the calculation agent will adjust the share multiplier for the second event, applying the required adjustment to the share multiplier as already adjusted for the first event, and so on for any subsequent events.

     For any dilution event described below, other than a consolidation or merger, the calculation agent will not have to adjust the share multiplier unless the adjustment would result in a change to the share multiplier then in effect of at least 0.1%. The share multiplier resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

     If an event requiring an antidilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in your economic position relative to your securities that results solely from that event. The calculation agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result.

     The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of these determinations by the calculation agent. The calculation agent will provide information about the adjustments that it makes upon your written request.

     No adjustments will be made for certain other events, such as offerings of common stock by the Underlying Stock Issuer for cash or in connection with the occurrence of a partial tender or exchange offer for the Underlying Stock by the Underlying Stock Issuer.

     The following events are those that may require an antidilution adjustment of the share multiplier:

  a subdivision, consolidation or reclassification of the Underlying Stock or a distribution or dividend of Underlying Stock to existing holders of the Underlying Stock by way of bonus, capitalization or similar issue;

  a distribution or dividend to existing holders of the Underlying Stock of:

    shares of the Underlying Stock,

    other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the Underlying Stock Issuer equally or proportionately with such payments to holders of the Underlying Stock, or any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent;

  the declaration by the Underlying Stock Issuer of an extraordinary or special dividend or other distribution whether in cash or shares of the Underlying Stock or other assets;

  a repurchase by the Underlying Stock Issuer of its common stock whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

  any other similar event that may have a dilutive or concentrative effect on the market price of the Underlying Stock; and

  a consolidation of the Underlying Stock Issuer with another company or merger of the Underlying Stock Issuer with another company.

Stock Splits and Reverse Stock Splits

     A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

     A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

     If the Underlying Stock is subject to a stock split or a reverse stock split, then once the split has become effective the calculation agent will adjust the share multiplier to equal the product of the prior share multiplier and the number of shares issued in such stock split or reverse stock split with respect to one share of the Underlying Stock.

Stock Dividends

     In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

     If the Underlying Stock is subject (1) to a stock dividend payable in shares of the Underlying Stock that is given ratably to all holders of the Underlying Stock or (2) to a distribution of the Underlying Stock, then once the dividend has become effective the calculation agent will adjust the share multiplier on the ex-dividend date to equal the sum of the prior share multiplier plus the product of:

  the number of shares issued with respect to one share of the Underlying Stock, and the prior share multiplier.

     The ex-dividend date for any dividend or other distribution is the first day on and after which the Underlying Stock trades without the right to receive that dividend or distribution.

No Adjustments for Other Dividends and Distributions

     The share multiplier will not be adjusted to reflect dividends, including cash dividends, or other distributions paid with respect to the Underlying Stock, other than:

  stock dividends described above,

  issuances of transferable rights and warrants as described in “— Transferable Rights and Warrants” below,

  distributions that are spin-off events described in “— Reorganization Events” beginning on page P-30, and extraordinary dividends described below.

     An extraordinary dividend means each of (a) the full amount per share of Underlying Stock of any cash dividend or special dividend or distribution that is identified by the Underlying Stock Issuer as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by the Underlying Stock Issuer as an extraordinary or special dividend or distribution) distributed per share of Underlying Stock over the immediately preceding cash dividend or other cash distribution, if any, per share of Underlying Stock that did not include an extraordinary dividend (as adjusted for any subsequent corporate event requiring an adjustment as described in this pricing supplement, such as a stock split or reverse stock split) if such excess portion of the dividend or distribution is more than 5% of the closing price of Underlying Stock on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in the Underlying Stock on an organized securities exchange or trading system no longer carry the right to receive that cash dividend or other cash distribution) for the payment of such cash dividend or other cash distribution (such closing price, the base closing price) and (c) the full cash value of any non-cash dividend or distribution per share of Underlying Stock (excluding marketable securities, as defined below).

     If the Underlying Stock is subject to an extraordinary dividend, then once the extraordinary dividend has become effective the calculation agent will adjust the share multiplier on the ex-dividend date to equal the product of:

  the prior share multiplier, and

  a fraction, the numerator of which is the base closing price of the Underlying Stock on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the base closing price of the Underlying Stock on the trading day preceding the ex-dividend date exceeds the extraordinary dividend.

     Notwithstanding anything herein, the initiation by the Underlying Stock Issuer of an ordinary dividend on the Underlying Stock or any announced increase in the ordinary dividend on the Underlying Stock will not constitute an extraordinary dividend requiring an adjustment.

     To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, in its sole discretion. A distribution on the Underlying Stock that is a dividend payable in shares of Underlying Stock, an issuance of rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the number of shares of Underlying Stock only as described in “— Stock Dividends” above, “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

     If the Underlying Stock Issuer issues transferable rights or warrants to all holders of the Underlying Stock to subscribe for or purchase the Underlying Stock at an exercise price per share that is less than the closing price of the Underlying Stock on the trading day before the ex-dividend date for the issuance, then the share multiplier will be adjusted to equal the product of:

  the prior share multiplier, and

  a fraction, (1) the numerator of which will be the number of shares of the Underlying Stock outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of the Underlying Stock offered for subscription or purchase pursuant to the rights or warrants and (2) the denominator of which will be the number of shares of the Underlying Stock outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of the Underlying Stock (referred to herein as the additional shares) that the aggregate offering price of the total number of shares of the Underlying Stock so offered for subscription or purchase pursuant to the rights or warrants would purchase at the closing price on the trading day before the ex-dividend date for the issuance.

     The number of additional shares will be equal to:

  the product of (1) the total number of additional shares of the Underlying Stock offered for subscription or purchase pursuant to the rights or warrants and (2) the exercise price of the rights or warrants, divided by the closing price of the Underlying Stock on the trading day before the ex-dividend date for the issuance.

     If the number of shares of the Underlying Stock actually delivered in respect of the rights or warrants differs from the number of shares of the Underlying Stock offered in respect of the rights or warrants, then the share multiplier will promptly be readjusted to the share multiplier that would have been in effect had the adjustment been made on the basis of the number of shares of the Underlying Stock actually delivered in respect of the rights or warrants.

Reorganization Events

     Each of the following is a reorganization event:

  the Underlying Stock is reclassified or changed,

  the Underlying Stock Issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding shares of Underlying Stock are exchanged for or converted into other property, a statutory share exchange involving outstanding shares of Underlying Stock and the securities of another entity occurs, other than as part of an event described above,

  the Underlying Stock Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

  the Underlying Stock Issuer effects a spin-off, other than as part of an event described above (in a spin- off, a corporation issues to all holders of its common stock equity securities of another issuer), or the Underlying Stock Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer, or a going-private transaction is consummated, for all the outstanding shares of Underlying Stock.

Adjustments for Reorganization Events

     If a reorganization event occurs, then the calculation agent will adjust the share multiplier to reflect the amount and type of property or properties — whether cash, securities, other property or a combination thereof —that a prior holder of the number of shares of the Underlying Stock represented by its investment in the securities would have been entitled to in relation to an amount of shares of the Underlying Stock equal to what a holder of shares of the Underlying Stock would hold after the reorganization event has occurred. We refer to this new property as the distribution property.

     For the purpose of making an adjustment required by a reorganization event, the calculation agent, in its sole discretion, will determine the value of each type of the distribution property. For any distribution property consisting of a security, the calculation agent will use the closing price of the security on the relevant trading day. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of shares of the Underlying Stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder of shares of the Underlying Stock that makes no election, as determined by the calculation agent in its sole discretion.

     If any reorganization event occurs, in each case as a result of which the holders of the Underlying Stock receive any equity security listed on a national securities exchange which we refer to as a marketable security, other securities or other property, assets or cash, which we collectively refer to as exchange property, the amount payable upon exchange at maturity with respect to the principal amount of each security following the effective date for such reorganization event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) and any required adjustment to the share multiplier will be determined in accordance with the following and, for purposes of certain calculations and determinations in respect of the securities, such as the determination as to whether the final stock price is less than or equal to the threshold price, the term Underlying Stock in this pricing supplement will be deemed to mean:

(a)	if the Underlying Stock continues to be outstanding:

(1)

the Underlying Stock (if applicable, as reclassified upon the issuance of any tracking stock) at the share multiplier in effect on the valuation date (taking into account any adjustments for any distributions described under paragraph (a)(3) below); and

(2)

for each marketable security received in such reorganization event, which we refer to as a new stock, including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for the Underlying Stock, the product of (i) the number of shares of the new stock received with respect to one share of the Underlying Stock, (ii) the share multiplier for the Underlying Stock on the trading day immediately prior to the effective date of the reorganization event, and (iii) the gross-up multiplier (as determined under paragraph (a)(3) below), if applicable (such product the new stock share multiplier), as adjusted to the valuation date; and

(3)

for any cash and any other property or securities other than marketable securities received in such reorganization event (including equity securities listed on a non-U.S. securities exchange), which we refer to as non-stock exchange property, a number of shares of the Underlying Stock, determined by the calculation agent at the close of trading on the trading day immediately prior to the effective date of such reorganization event, with an aggregate value equal to the share multiplier in effect for the Underlying Stock on such trading day multiplied by a fraction, the numerator of which is the value of the non-stock exchange property per share of the Underlying Stock on such trading day and the denominator of which is the amount by which the closing price of the Underlying Stock exceeds the value of the non-stock exchange property on such trading day (the result of such fraction the “gross-up multiplier”); and the number of such shares of the Underlying Stock determined in accordance with this clause will be added at the time of such adjustment to the share multiplier calculated under (1) above,

(b)	if the Underlying Stock is surrendered for exchange property:

	(1)	that includes new stock (as defined above):

     (i) the number of shares of the new stock received with respect to one share of the Underlying Stock multiplied by the share multiplier for the Underlying Stock on the trading day immediately prior to the effective date of the reorganization event (the new stock share multiplier), as adjusted to the valuation date; and

     (ii) for any non-stock exchange property (as defined above), a number of shares of the new stock determined by the calculation agent on the trading day immediately prior to the effective date of such reorganization event with an aggregate value equal to (x) the new stock share multiplier as calculated under (i) above (without taking into account the additional shares in this provision) multiplied by (y) a fraction, the numerator of which is the value on such trading day of the non-stock exchange property received per share of the Underlying Stock and the denominator of which is the amount by which the closing price of the Underlying Stock exceeds the value on such trading day of the non-stock exchange property received per share of the Underlying Stock, or

	(2)	that consists exclusively of non-stock exchange property:

     (i) if the surviving entity has marketable securities outstanding following the reorganization event and either (A) such marketable securities were in existence prior to such reorganization event or (B) such marketable securities were exchanged for previously outstanding marketable securities of the surviving entity or its predecessor (predecessor stock) in connection with such reorganization event (in either case of (A) or (B), the new stock), a number of shares of the new stock determined by the calculation agent on the trading day immediately prior to the effective date of such reorganization event equal to the share multiplier in effect for the Underlying Stock on the trading day immediately prior to the effective date of such reorganization event multiplied by a fraction, the numerator of which is the value of the non-stock exchange property per share of the Underlying Stock on such trading day and the denominator of which is the closing price of the new stock (or, in the case of predecessor stock, the closing price of the predecessor stock multiplied by the number of shares of the new stock received with respect to one share of the predecessor stock) or

     (ii) if the surviving entity does not have marketable securities outstanding, or if there is no surviving entity (in each case, a replacement stock event), the replacement stock (selected as defined below) with a value on the effective date of such reorganization event equal to the value of the non-stock exchange property multiplied by the share multiplier in effect for the Underlying Stock on the trading day immediately prior to the effective date of such reorganization event.

     If a reorganization event occurs with respect to the shares of the Underlying Stock and the calculation agent adjusts the share multiplier to reflect the distribution property in the event as described above, the calculation agent will make further antidilution adjustments for any later events that affect the distribution property, or any component of the distribution property, comprising the new share multiplier. The calculation agent will do so to the same extent that it would make adjustments if the shares of the Underlying Stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the number of shares of the Underlying Stock, the required adjustment will be made with respect to that component as if it alone were the number of shares of the Underlying Stock.

     For example, if the Underlying Stock Issuer merges into another company and each share of the Underlying Stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the shares of the Underlying Stock will be adjusted to reflect two common shares of the surviving company and the specified amount of cash. The calculation agent will adjust the share multiplier to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled “— Antidilution Adjustments”, as if the common shares were shares of the Underlying Stock. In that event, the cash component will not be adjusted but will continue to be a component of the number of shares of the Underlying Stock (with no interest adjustment).

     For purposes of adjustments for reorganization events, in the case of a consummated tender or exchange offer or going-private transaction involving exchange property of a particular type, exchange property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such exchange property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to exchange property in which an offeree may elect to receive cash or other property, exchange property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Replacement Stock Events

     Following the occurrence of a replacement stock event described in paragraph (b)(2)(ii) above, the maturity payment amount for each security will be determined by reference to a replacement stock at the basket stock share multiplier then in effect for such replacement stock as determined in accordance with the following paragraph.

     The replacement stock will be the stock having the closest “option period volatility” to the Underlying Stock among the stocks that then comprise the applicable replacement stock selection index (or, if publication of such index is discontinued, any successor or substitute index selected by the calculation agent in its sole discretion) with the same primary Standard Industrial Classification Code (SIC code) as the Underlying Stock Issuer (or, if no SIC Code has been assigned to the Underlying Stock Issuer, the applicable SIC Code pertaining to companies in the same industry as the Underlying Stock Issuer at the time of the relevant replacement stock event); provided, however, that a replacement stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Eksportfinans, our hedging counterparties or any of their affiliates that would materially limit the ability of Eksportfinans, our hedging counterparties or any of their affiliates to hedge the securities with respect to such stock. In the event that the replacement stock cannot be identified from the S&P 500 Index by primary SIC code for which there is no trading restriction, the replacement stock will be selected by the calculation agent from the stocks within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC code for the Underlying Stock Issuer. Each replacement stock will be assigned a replacement stock multiplier equal to the number of shares of such replacement stock with a closing price on the effective date of such reorganization event equal to the product of (a) the value of the non-stock exchange property and (b) the share multiplier in effect for the Underlying Stock on the trading day immediately prior to the effective date of such reorganization event.

     The option period volatility means, in respect of any trading day, the volatility (calculated by referring to the closing price of the Underlying Stock on the relevant exchange) for a period equal to the 125 trading days immediately preceding the announcement date of the reorganization event, as determined by the calculation agent.

     The replacement stock selection index means the S&P 500 Index, unless otherwise specified in the applicable terms supplement.

Calculation agent

     We have initially appointed Wells Fargo Securities, LLC as calculation agent. Unless there is manifest error, these determinations by the calculation agent shall be final and binding on us and the holders of the securities.

SUPPLEMENTAL TAX CONSIDERATIONS

     The following is a general description of certain United States Federal income tax considerations relating to the securities. The following does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date. This summary does not address all aspects of United States Federal income taxation of the securities that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of securities who is subject to special treatment under the United States Federal income tax laws.

     The following discussion supplements and should be read together with the discussion in the prospectus supplement and the prospectus under “Taxation in the United States” and is subject to the limitations and exceptions set forth therein. Unless otherwise noted, this discussion is only applicable to you if you are a U.S. Holder (as defined in the accompanying prospectus). The following discussion represents the opinion of Allen & Overy LLP and does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder. Prospective holders should consult their own tax advisors as to the consequences of acquiring, holding and disposing of securities under the tax laws of the country of which they are resident for tax purposes as well of under the laws of any state, local or foreign jurisdiction.

     The characterization of the securities for U.S. Federal income tax purposes is not certain. As a result, some aspects of the U.S. Federal income tax consequences of an investment in the securities are not certain. No ruling is being requested from the IRS with respect to the securities and, accordingly, no assurance can be given that the IRS will agree with, and a court will ultimately uphold, the conclusions expressed herein. Although no definitive authority directly addresses the characterization of the securities or instruments similar to the securities for U.S. Federal income tax purposes, we intend to treat the securities as pre-paid derivative contracts linked to the price of the Underlying Stock and, unless otherwise indicated, the discussion below assumes this to be the case. We and, by purchasing a security, you agree, in the absence of a change in law, an administrative determination or a judicial ruling to the contrary, to characterize the securities for all tax purposes as pre-paid derivative contracts linked to the price of the Underlying Stock. However, it is possible that the IRS could seek to characterize the securities in a manner that results in tax consequences (including the timing, amount and character of income) different from those described below. Prospective holders should consult their own tax advisors as to the proper characterizations and treatment of the securities for U.S. Federal income tax purposes.

     If you receive cash upon the sale or maturity of your securities you generally should recognize capital gain or loss (which will be long-term capital gain or loss if you hold your securities for more than one year) in an amount equal to the difference between the amount you receive at such time and your tax basis in the securities. In general, your tax basis in your securities will be equal to the price you paid for them. The deductibility of capital losses is subject to limitations.

     If at maturity you receive shares of the Underlying Stock instead of a cash payment, you generally should not recognize any gain or loss upon the receipt of such shares other than with respect to any cash received in lieu of fractional shares. Your adjusted basis in the shares received generally will equal the price you paid for the securities less any basis attributable to fractional shares, as determined below. Your holding period for any shares received will commence on the day after the delivery of the Underlying Stock. To the extent you receive any cash in lieu of fractional shares, you generally will recognize capital gain or loss in an amount equal to the difference between the amount of such cash received and your basis in the fractional shares, which is determined by allocating your total adjusted basis in the Underlying Stock between the amount of cash received and the relative fair market value of the Underlying Stock actually received.

     Alternative Treatments. In light of the uncertainty as to the United States Federal income tax treatment, it would be a reasonable interpretation of current law for the securities to be treated as a single debt instrument subject to the rules governing contingent payment debt securities.

     If the securities are so treated, you would be required to accrue interest income over the term of your securities based upon the yield at which we would issue a noncontingent fixed-rate debt instrument with other terms and conditions similar to your securities. You would recognize gain or loss upon the sale or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognize upon the sale or maturity of your securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your securities, and thereafter would be capital loss.

     If the securities are treated as a contingent debt instrument and you purchase your securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury regulations governing contingent debt instruments. Accordingly, if you purchase your securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

     Because of the absence of authority regarding the appropriate tax characterization of your securities, it is possible that the IRS could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your securities for U.S. Federal income tax purposes.

     From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the notes. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the notes. For example, on December 7, 2007, the IRS released a notice stating that it and the Treasury are actively considering the proper federal income tax treatment of an instrument such as the securities, including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and Treasury are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the IRS and the Treasury issue guidance providing that some other treatment is more appropriate.

     In addition, one member of the House of Representatives introduced a bill on December 19, 2007 that, if enacted, would have required holders of instruments such as the securities purchased after the bill is enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar bill will be re-introduced or enacted in the future and whether any such bill would affect the tax treatment of your securities.

     Prospective purchasers of the securities should review the “Taxation in the United States” section in the prospectus supplement and the prospectus for a further discussion of the U.S. Federal income tax considerations and consult their tax advisers as to the consequences of acquiring, holding and disposing of the securities under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction.

USE OF PROCEEDS AND HEDGING

     The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Eksportfinans associated with its obligation to pay the redemption amount at the maturity of the securities. The initial public offering price of the securities includes the underwriting discount and commission and the structuring and development costs indicated on the cover page of this pricing supplement and the estimated cost of hedging our obligations under the securities.

     We have hedged our obligations under the securities through an affiliate of the agent. Our cost of hedging will include the projected profit that such counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss.

     We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of the securities will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity.

     The hedging activity discussed above and the underwriting discount and commission and structuring and development costs may adversely affect the market value of the securities from time to time and the redemption amount you will receive on the securities at maturity. See "Risk Factors — Hedging transactions may affect the return on the securities", "Risk Factors — The inclusion of the underwriting discount and commission and the structuring and development costs in the initial public offering price of the securities and certain hedging costs are likely to adversely affect the price at which you can sell your securities", and "Risk Factors — Potential conflicts of interest could arise" for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

     The securities are being purchased by Wells Fargo Securities, LLC (the agent) as principal, pursuant to a terms agreement dated as of February 24, 2010 between the agent and us. The agent has agreed to pay our out-of-pocket expenses of the issue of the securities.

     From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent is our swap counterparty for a hedge of our obligations under the securities.

     In the future, the agent and its affiliates may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.

     The agent named below has committed to purchase all of those securities if any are purchased. Under certain circumstances, the commitments of non-defaulting underwriters may be increased.

Underwriter	Aggregate principal amount
Wells Fargo Securities, LLC	$1,143,000.00
Total	$1,143,000.00

     The agent named above proposes to offer the securities in part directly to the public at the maximum public offering price set forth on the cover page of this pricing supplement and in part to Wells Fargo Advisors, LLC, Wells Fargo Advisors Financial Network, LLC or certain securities dealers at such prices less a selling concession not to exceed $22.50 per security. After the initial public offering of the securities is completed, the public offering price and concessions may be changed by the agent. The maximum discount or commission that may be received by any member of FINRA, for sales of securities pursuant to the accompanying prospectus supplement and prospectus will not exceed 8.00% of the initial public offering price of the securities.

     The underwriting discount and commission and the structuring and development costs total $42.68 per $1,000.00 principal amount of the securities.

     The initial public offering price of the securities includes the underwriting discount and commission and structuring and development costs described above and the estimated cost of hedging our obligations under the securities. As noted above, we have hedged our obligations under the securities through an affiliate of the agent. Our cost of hedging will include the projected profit that such counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. The securities are new issues of securities with no established trading markets. We have been advised by the agent that the agent intends to make a market in the securities but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

     Settlement for the securities will be made in immediately available funds. The securities will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the securities is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

     Eksportfinans has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.

     This pricing supplement and the attached prospectus and prospectus supplement may be used by Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC, in connection with offers and sales related to market-making or other transactions in the securities. Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC, may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

     From time to time the agent engages in transactions with Eksportfinans in the ordinary course of business. The agent has performed investment banking services for Eksportfinans in the last two years and has received fees for these services.

     Wells Fargo Securities, LLC, as agent, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit reclaiming a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions.

     No action has been or will be taken by Eksportfinans, the agent or any broker-dealer affiliates of either Eksportfinans or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Eksportfinans, the underwriters or any broker-dealer affiliates of either Eksportfinans or the agent.